UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/10/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 10, 2009, Targeted Genetics Corporation (the "Company") received a staff determination letter from the Nasdaq Stock Market informing the Company that it has failed to regain compliance with Nasdaq Listing Rule 5550(a)(2), which requires companies listed on the Nasdaq Capital Market to maintain a minimum $1.00 bid price per share. The letter stated that the Company's non-compliance with the bid price requirement serves as an additional basis for delisting the Company's common stock from the Nasdaq Capital Market, in addition ot the Company's non-compliance with the shareholders' equity requirement of Listing Rule 5550(b) previously reported by the Company.

As previously reported, on July 23, 2009 the Nasdaq staff notified the Company of its determination to delist the Company's securities on the grounds of the Company's non-compliance with the shareholders' equity requirement. The Company appealed the Nasdaq staff's determination and was granted a hearing before a Nasdaq hearing panel, and the delisting has been stayed until the hearing is completed and the panel has issued a written decision. The Nasdaq hearing panel will consider the Company's non-compliance with both the shareholders' equity requirement and the bid price requirement in rendering its decision regarding the Company's continued listing on the Nasdaq Capital Market. A written decision is expected within 35 days from the hearing date. There can be no assurance that, following the hearing, the panel will grant the Company's request for continued listing on the Nasdaq Capital Market, or that the Company will be able to regain or maintain compliance with the Nasdaq listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: August 14, 2009	By:	/s/ David J. Poston
David J. Poston
Vice President, Finance and Chief Financial Officer